Exhibit 10.4

ICO Europe BV
Mijweg 41, P.O. Box 5187
NL-3295 ZH ’s-Gravendeel,
The Netherlands
+31 78-623-8111

Mr. Derek Bristow
962A Beach Road
Torbay, Auckland, NZ

‘s-Gravendeel, The Netherlands 18 July 2003

Re.: Offer Letter

Dear Mr. Bristow:

We are happy to confirm to you that our Company wishes to appoint you as the Managing Director of Verplast S.r.l. (“Verplast”), our Italian subsidiary, and as the Regional Manager of ICO Polymers South Europe.

Your appointment will commence from 18 July 2003, or as soon thereafter as all necessary legal and administrative formalities provided for by the Italian law are carried out, and your assignment in New Zealand can be considered over.

We will invite the Verplast Shareholders' Meeting to appoint you as a Member of the Board of that company for a two-year period. Specific powers will be then delegated to you by the Board of Directors of Verplast.

You will be in charge of the development of Verplast’s business in compliance with the powers and functions that will be delegated to you by ICO Europe’s Board of Directors. Moreover, as the Regional Manager of ICO Polymers South Europe, you will be required to oversee ICO Europe B.V.’s French subsidiaries’ operations and Greek subsidiary’s startup operations. An office at Verplast’s premises in Verolanuova (BS) will be put at your disposal.

We will also invite Verplast Shareholders' Meeting and its Board of Directors to grant you with the following:

1.	a yearly gross compensation of € 135.000,00 which will be paid to you in monthly installments;
2.	a one-time relocation allowance of € 4.000,00 (before taxes), which will be paid to you within two weeks after you execute this letter;
3.	assistance with arranging and direct payment (by Verplast) of relocation costs to move your family’s furniture and other personal belongings door-to-door to your residence in Italy;
4.
full refund of reasonable expenses incurred for coach class flights for your wife and two daughters, to travel from New Zealand to Italy in connection with their relocation, and a full refund of reasonable expenses incurred for up to three coach class round trip flights to New Zealand for you to visit your wife and family in New Zealand during the time period ending 31 December 2003;

5.
full refund of expenses borne for a temporary accommodation in a furnished apartment until you and your family move into a permanent residence in Italy, but in any case until no later than December 31, 2003;

6.	health insurance, with reasonable and customary coverages and deductibles or copayments, for you, your wife, and your two daughters;
7.	payment of tuition and fees for your youngest child to attend the American School of Milan, or a comparable school for English speaking students.

During the term of your service as Managing Director, Verplast reimburse your reasonable and necessary business expenses, including the expenses of your business-related travel, upon submission of receipts and other appropriate fiscal documentation. Verplast will also bear the cost for your use of a company vehicle, that is owned or leased by Verplast (a Volkswagen Passat or similar vehicle that does with an approximate retail value of € 30.000,00 to 35.000,00), including charges for fuel, automobile insurance with customary coverages, and necessary repairs and maintenance. Verplast will also bear the cost for your use of a mobile phone.

Your compensation shall be reviewed on an annual basis, and you shall be entitled to participate in any bonus/incentive compensation schemes that may be established for senior management of companies within the ICO Group.

Upon completion of two years’ service as the Managing Director of Verplast:

a)
You will have the option of returning to work at the ICO Group’s Australian operations, in the highest currently available supervisory or managerial position, receiving salary and benefits that are substantially the same as those which you were receiving in connection with your employment at the ICO Group’s New Zealand operations as of 1 May 2003 (which salary shall be adjusted to AUS$, and increased by the Australian cost of living index over the next two years); and

b)
You may or may not be appointed for an additional term of service as the Managing Director of Verplast, at the exclusive discretion of the Board of Management of the Company, and if so appointed then subject to your acceptance of such appointment; and/or

c)
You may or may not be offered an appointment to another mutually acceptable position within the ICO Group, subject to positions that are currently available in the various companies within the ICO Group, at a salary commensurate with the position as determined by such ICO Group company.

Scenario (a) above shall also apply, and (c) may apply (depending on positions currently available at the time) in the event that the Verplast ceases operations in Italy for any reason prior to the expiration of the two-year term. In the event that you accept an appointment with any other company in the ICO Group after the referenced two-year period or at any other time, you agree that before leaving Verplast, you will resign from the Board of Directors and from you position as Managing Director of Verplast, waiving any request for indemnification whatsoever. Furthermore, in the event of such transfer, the Company or one of its affiliates will reimburse the costs of your reasonable moving expenses and one coach class airline flight for each of the immediate family members living in your household at the time in connection with such relocation.

For the entire duration of your appointment as set forth herein, you shall perform your activities only in favour and on behalf of Verplast, or ICO Europe B.V.’s French and Greek subsidiaries, or other companies that are subsidiaries of ICO, Inc. or its subsidiaries (the “ICO Group”). You must obtain express prior authorization from our Company before this obligation can be modified.

For the duration of your appointment and after its termination for any reason, you will undertake to keep the utmost confidentiality towards any third party with regard to all information you may become aware of while carrying on your duties. This confidentiality undertaking includes but is not limited to all information concerning the politics, business, investment and development plans, or other plans of the ICO Group, the identity of and any competitive information relating to customers and suppliers of Verplast and the ICO Group, and any other information relating to the activities of Verplast and other ICO Group companies. Corporate documents, papers, and software of any type, including personal notes on acts or facts relating to your activity under this agreement, shall be kept with the utmost care and confidentiality, and shall be returned to Verplast or to other appropriate ICO Group companies at the termination of your appointment for any reason.

The rights of exploitation for the results of work achieved in the performance of your duties shall belong exclusively and without restriction to Verplast or to other ICO Group companies, unless compulsory statutory regulations relating to intellectual property provide otherwise.

For a period of twelve (12) months from the date of termination of your appointment from Verplast for any reason or cause - except if you continue to work for another company in the ICO Group - you agree not to render any kind of professional performance similar to that performed during your mandate as Managing Director of Verplast. and Regional Manager of ICO Polymers South Europe, neither as owner, stockholder, partner, officer, consultant, director, or otherwise as an employee for competitor businesses operating in the same countries where the ICO Group companies are located, including Italy, France, Greece, New Zealand, and Australia.

For such obligation you will receive a monthly amount of € 5,000.00 starting from the month after your date of termination, for a period of 12 months (“Payments”). In case you break, at any time during the twelve-month Payment period, the non-competition obligation described in the preceding paragraph, you will be bound to pay to our Company, as a penalty for non-performance, an amount equal to the gross compensation received by you during the last twelve months of your appointment as Managing Director of Verplast and Regional Manager of ICO Polymers South Europe. You expressly acknowledge that such amount is proper and adequate to the possible violation, being renounced any exception according to art.1384 of the Italian Civil Code. You further understand and agree that, in accepting such payment, the Company and Verplast will retain and are not waiving the right to indemnify for any further damages resulting from your breach of the non-competition obligation set forth herein.

Verplast also maintains the right to release you from the above described obligation of non-competition (in which case Verplast will not make the referenced Payments). Such a decision shall be communicated to you at the time of termination.

This agreement is subject to the Italian law. Any other previous agreement entered into with our Company or other ICO Group companies regarding the same subject matter are to be considered annulled and substituted by this agreement. For whatever not provided therein, the Italian Corporate Law Rules shall apply.

If the above is consistent with our understandings, please execute a copy of this letter duly signed for unconditional acceptance.

Best regards,

/s/ Jon C. Biro

Jon C. Biro Managing Director ICO Europe, B.V.

For unconditional acceptance
______ 18 July 2003

Derek Bristow

/s/ Derek Bristow